Exhibit 24.1
POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael J. Coyle and Angela M. Kelley, and each of them, his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S‑3, and any and all amendments (including post-effective amendments or any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933) thereto, registering the offer and sale of an unspecified number of Debt Securities, Subordinated Notes, Common Stock, Preferred Stock, Warrants, Rights and Units of Heartland Financial USA, Inc., and to file the same, with all exhibits and other documents with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform to all intents and purposes as he might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or the substitutes for such attorneys-in-fact and agents, may lawfully do or cause to be done by virtue of this Power of Attorney. This Power of Attorney may be signed in several counterparts.
IN WITNESS WHEREOF, this Power of Attorney has been signed below as of this 19th day of July, 2016 by the following persons:

/s/ Lynn B. Fuller Lynn B. Fuller, Director	/s/ R. Mike McCoy R. Mike McCoy, Director

/s/ James F. Conlan James F. Conlon, Director	/s/ Kurt M. Saylor Kurt M. Saylor, Director

/s/ John W. Cox, Jr. John W. Cox, Jr., Director	/s/ John K. Schmidt John K. Schmidt, Director

/s/ Mark C. Falb Mark C. Falb, Director	/s/ Duane E. White Duane E. White, Director

/s/ Thomas L. Flynn Thomas L. Flynn, Director